NINTH AMENDMENT TO THE PLEDG E AGilliEMENT OVRR RRCRTV ARLRS AND
OTHER CREDIT RIGHTS

between

THE IlA NK OF NEW Y01m MELLON
as Collateral Agentfor tire benefit of the Secured Parties under the First Lien lntercreditor Agreement

and

C1.osu 1mSYSTEl\IS INTEltNATIONAJ, (IlnAZIL) SISTEMAS DE VEDA<;i\o LTDA.
•    as Gra111 1:    ·

Dated as of
February 14    ,2014

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NINTH AMEND:MENT TO TI-lli PLEDGE AGREEMENT OVER RECEIVABLES AND OTHER CREDIT RIGHTS

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This Ninth Amendment to the Pledge Agreement over Receivables and Other Credit Rights (the
"Amendment") is made as of February f4 , 20 14 by and among:

(a) THE BANK OF NEW YORK MELLON, a financial institution duly organized and existing under the laws of the State of New York, with its registered office at JO I Barclay Street, 4R, New York, NY 12086, USA, enrolled with the R razil ian"t'axpayers Roll of t he ·Ministry of Filiance (CNPJ/MF) under n° 09.214.177/0001-65, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Part ies under the First Lien Intercreditor Agreement
(together with its successors and permitted assignees in such capacity, the "Collateral Agent"); and    ;

(b) . CLOsum:SYSTEMS INTERNATIONA L (BHAZIL) SISTEl\JAS DE VEDA<;:AO LTDA., a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of Barucri, Stale of Sao Paulo, at Alameda Araguaia, n° J .819- 1.889, Sflio Tambore, enrol led with the Brazilian Taxpayers Roll of .the Ministry of Finance (CNPJ/MF) under n° 09.074.8S5/0001 -48, herei n represented in accordance with its Charter Documents (together with its successors and permi tted assignees, the "Grantor");

WHEREAS, on January 29, 2010, the part ies hereto entered i nto the Pledge Agreement over Recei'vables and Other'Credil Rights (the "Pledge Agreement").

WHEREAS, the Pledge Agreement was amended by (i) the Amendment to the Pledge Agreement over Receiva.blcs and Other Credit Rights dated May 4, 2010," in respect of an Amendment No. 2 and Incremental Term Loan Assumption Agreement dated May 4, 20JO, (ii) the Second Amendment to the Pledge Agreement ove·r Receivables and Other Credit Rights dated November 16, 2010, in respect of an Am endment No. 3 and .lnerernental Tern1 Loan Assun'lption Agrccnient dated September 30, 2010 and a Senior Secured Notes Indenture dated October 15, 2010, (iii) the Third Amendment to the Pledge Agreement over Receivables and Other Credit Rights dated January 31, 20 I J , (iv) the Fou11h Amend ment to the Pledge Agreement over Receivales and Other Credit Ri ghls dated March 2, 20I 1, in respect of an Amendment No. 4 and Incremental Tenn Loan Assumption Agreement dated February 9, 20 l l and the Febnmry 201 1 Secured Notes Indent ure, (v) the Fifth Amendmen t to the Pledge Agreement over Recei vables and Other Credit Rights dated September .8, 201 1 , in respect of
Amendment No. 6 and Incremental Term Loan Assumption Agreement dated August 9, 201 i'
and a Senior Secured Notes Indenture dated August 9, 201 I , (vi) the Sixth Amendment to the Pledge Agreement ovei·Receivables and Other Credit Right s dated Janary 24, 2012, (vi i) the Seventh Amend ment to the Pledge Agreement over Receivables and Other Cred it Rights dated
. November 7, 20 12, and (vi ii) the Eight h A mend ment to the Pledge Agreement over Recei vables and Other Credit R ights dated March 11, 2013.

WHEREAS, the following documents ("Addi tinal Documents") wee entered into on the date, anu by and among the pat1ies, descrihed hclow:

(i)Amend ment No. 8 and Incremental Term Loan Assumption Agreement dated November 27, 2013, entered i nto by and mnong, includi ng others, Reynolds Group Holdings fnc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Prod ucts Holdings lnc.), Closure Systems rrlternational Holdings lnc., SIG Euro Holding AG & Co. KOaA, Sid Austria Holding GmbH, Closure Systen1s International B.V., Pact iv LLC (formerly Pactiv Corporat ion), Heverage Packaging IToldings (Luxembourg) lt'l S.a r.I., Evergreen Packagi ng Inc., Reynold Consumer Prod ucts Inc., Reynolds Group Holdings Limited, the Guarantors from ti me to time party thereto, the Lenders from time to lime party thereto and Credit Suisse AG as admi nistrative agent for the Lenders, related lo, and amending, the Thi rd Amended and Restated Credit Agreement dated as of September 28, 2012, as set out therein and as further amended, extended, restruct ured, renewed, novated, supplemented, restated, refunded, replaced or.modified from iime to ti me (the "Cred it Agreement"); and    ·    ·
\

(ii)Loan Mod ification Agreement dated December 27, 20 13, entered i nto by and among, includi ng others, Reynolds Group' IIold ings Inc., Reynolds Consumer Products I Joidings·, LLC (formerly Reynolds Consumer Products Iluldings Inc.), Closure Systems International Holdings Inc., SIG Euro Holdirig AG & Co. KGaA, SIG Aust ria Iloluing GmbH, Closure Systems International B.V., Pactiv LLC (formerly Pactiv Corporation), Beverage Packaging Holdings (Luxembourg) JII S. r.I., Evergreen Packaging Inc., Reynolds Consumer Products Inc., Reynolds Group Holdings Limited , the Guarantors from lime to lime pa11y t hereto, lhe Lenders from time to time party thereto and Cree.Ji! Suisse AG as administrati ve agent for the Lenders, related to, and amending, the Credit Agreement.    ·

WHEREAS, the parties recognize irnd agree that the security interest created under the Pledge Agreement shall extend to secure, i n addition to the obligations currently secured thereby, the obligations created under the Addit ional Documents ("Addit ional Covered Obligations").

Wll EREAS, ii is a requirement under hy Pledge Agreement th t the parties enter into certain J\mendmcnts in order to exte1d the Lien created under the Pledge Agreement to any Additional Pledged Assets·.

NOW, THEREFOR E, in consideration of the foregoing premises and 1iwlual covenants contained herein, the pai1ies hereto agree as follows:

I. Defined Terms. Capital ized terms used and not ot herwise defined i n this Amend ment 'are used herei n and in any notice given under this Amendment with the same meani ngs ascribed to such terms i n the Pledge Agreyment or any of its amendments, as i1pplicable. All terms defined in this Amendment sha ll .have the defined meanings contained herein when used in any certificate or other docu ment made or del ivered pursua nt hereto unless otherwise defined therein.

2.Amendment - Add itional Covered Obligations. T!1e pa11ies hereto agree to amend the description of the Secured Obligations contained in Schedu le A-I or the Pledge Agreement in order to adjust such description to the Add itional Covered Obligations. Accordi ngly, the parties hereto amend Schedule A-1 of the Pledge Agreement, which shall be in force and effect as of the date hereof with the following language: ·

"DESCRJ(YfJON OF Tm;SECUllED OBLIGATIONS UNJ>J<:H Tii i-: LOAN DOCUMENTS

/\) All obligations owed lo the Secured Part ies now exisl ing or hereafter arising, .·direct or i ndircc1, absolute 9r contingent, d ue or to become due, under the Loan Documents, including (and without l imitation):

(i)
a senior secured U.S. term loan facility in an aggregate principal amount not in · excess of US $2,212,650,000 with an interest rate equ i valent to the Applicable Margi n plus (a) the Adjusted Ll l30 Rate for borrowin gs denominated in Dol lars for the applicable Interest Period or (b) the Alternate Base Rate, as applicable; which shall be repaid in fu ll on December I , 2018 (subject to any prepayment and cceleration provisions);

(ii)
a senior secured European term loan facility in an aggregate principal amount not in excess of f297,000,000 with an Interest rate equivalent to the Applicable Margin plus (a) the'Adjusted LIBO Rate for borrowin gs denominated in Huro for

.th e applicable In terest Period or (b) the foreign Dase Rate, as applicable; which shall b.c repaid in full on December I , 20 18 (subject to any prepayment and acce)eration provisions);
.    .

(iii)	a senio·r secured U.S. revolving loan facil ity in an aggregate principal amount not
i n excess of US $ 120,000,000, which principa l amounts include sub-l i mits for lellcr of crtdi t facilit ies, with an i nterest rate equivalcnl to the Applicable Margin plus (a) the Adjusted LIBO Rate for borrowi ngs denom inated in Dollars for the applicable Interest Period or (b) the A lternate ·Base Rate, as applicable; which shall be repaid i n fu ll on Decemher 27, 20 18 (subject to any prepayme1.ll and accelerntion provisions);

(iv)
a European revolving loan facili ty i n an aggregate principal amount not i n excess of f54,235,000, whlch principal amounts include sub-l imits for lcucr of credit facilities with an interest rate equivalent to the Applicable Margin plus {a) the Adjusted LIBO Rate for borrowings denominated in Huro for the appl icable Interest Period or (b) the Foreign Base Rate, as applicable; which shall be repaid in full on December . 27, 2018 (subject to any prepayment and acceleration provisions); and

(v) incremental loan facil ities in a principal amount of up to US $750,000,000 wit h nn interest rate equivalent to the rates set forth i n clauses (i) through (iv) above, as applicable lo the relevant incremental l oan faci lit y; which shall be repaid in full as set forth in clauses (i) th rough (iv) above, as applicr1ble lo the relevant incremental loan facil ity or such other as sci out in tile relevant incremental AsS\lm pt ion Agreement, which date of repayment shall be earlier than the dates set forth above as applicable to the relevant incremental loan facil ity (subjecl to m1y prepayment and aceleration provisions).

. B) iill other obligations, advances, debts and liabilit ies owed to the Secured Parties under the Cred it Agreement, includi ng indenrnities, fees and i nterest i ncuJTcd under, arisi ng out of or. in connection with the Credi t Agreement.

Definitions ·

For the. purpose of this item "I" of th is Schedule A, all capitalized terms used and not otherwise defined i n this Agreement shnll have the meaning ascribed ·to such terms in the Cred it Agreement."
3.Amendment - Additional Pledged Assets. The parties hereto agree to amend Schedule B of the Pledge Agreement , which shall read as stated in !he Annex hereto. Upon registrat ion o'f t h is Amendment as set fo11h in Section 4 below, the Annex hereto shall replace any prev ious Schedule B of the Pledge Agreement.

4.Registration of this Amendment. The Grantor shall, at its own expense, no later than twenty (20) days from the execut ion date of this Amer:idment, (i) cause the signature of the parties who have signed this Amendme nt outside Brazi l lo be notarized by a publ ic notary and

•
consularized at the local Brazil consulate, (ii) cause this Amend ment tu be translat ed into Portuguese by a public swoni translator (tradutor p 1!blico j11rm11 e11tado) and (lii) have th is Amendment, together wi th its sworn tran slat ion (traduriio juramentada ) into Portuguese, an notated at the margi n of the registration of !he Pledge Agrcemeill with the competent Regist ry of Deeds and Documents (Cart6rio de Registro de 1'rt11los e Doc11111e11tos ) in Brazil pursuant to J\ 11icle 128 of Law No. 6,0 15 of December 31, 1973. The Grantor shall, promptly after such registration, deliver to the Coll ateral Agent evidence of suclt registration in form and substance satisfactory to the Collatera l J\gent. All expenses incurred in connection wi t h such registration s shall he borne by the Grantor.

Notwithstanding theJorcgoi ng, the Collateral Agent, at its sole discretion, may decide to u ndc11akc any of the registrations, t ranslat ions, filings and other formalities described herein if Grantor fails tu du so, whereupon the Granter shall reimburse the Collateral Agent- prompt l y for any and all costs and expenses incurred by it related lo such registrat ions, translations, fili ngs nnd other formalities in accordance with the provisions of the Princi pal Finance Documents.
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5.. Effectiveness of the Pledge Agreement. AH the provisions of .the Pledge Agreement not expressly amended as a result of this Amendment shall re1nain in full force and effect.

6.Security Document. The Parties agree that this Amendment shall be deemed a "Security Document" for the purposes of and as defined in the first Lien Tntercreditor Agreement (and for no other purpose) nnd that , accordingly, all ri ghts, dut ies, privi leges, protections iind benefits of the Collateral Agent sci forth in the First Lien lntercreditor Agreement are hereby incorporated by reference.

7.Governing L aw ; J u risdic t ion. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. The part ies irrevocably submit to the juri sd iction of the courts sitti ng in the City of Sao Paulo, State of Sao Paulo, Brazil, any

action or proceeding to resolve any dispute ·or controversy related to or arising from this Amendment and the parties irrevocably agree that all claims i n respect of such action or proceed ing may" be heard and determined in such cou rts,· with the express waiver of the jurisdiction of any other court, however privileged it may be

/

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses.

ANNEX TO TUE NLYfH AMENDMENT TO PLEDGE AGREEMENT OVER
RECEIVABLES AND OTllliR CREDIT RIGHTS
by and among
THE BANK OF N.EW YOIU< MELI.ON, as Collateral Agent acting as agent of and for the benefit of the Secured Parties, and
CLOSURE SYSTEl\'IS INTEHNATIONAL (llRAZIL) SJSTEl\1AS DE VlmAAO LTDA .

. SCHEDULE B TO TllEPLEDG E Acmmi\IBNT OVER RECECVABLES AND 0Tlllm CtrnDl'l' RlGHTS DATED AS OF .IANUAHY 29,2010

LlST 01" MATERIAL Cmm!T RIGHTS

Accounts Receivables expressed_ in Brazilian reais (2.3420 rcais by I US Dollar)

COCA-COLA BOTILERS

- ..	- - CLIEllJT	._. _...	.:·	-	eceivables (R$)	'
FEMSA						• 6.378.084,35
COCA-LEAO JUNIOR						1.183.993,31
COCA SOLAR					,	971.438,10
COCA-JJ\CAREPAGUA						740.628,72
COCA-UBERLANDIA						167.199,97
COCA-TAGUJ\ TINGA		"				156.269,06
COCA-ASSIS BRASIL						9.875,66
COCA-RIBEIRi'iO						5.649,64
TOTAL .·	.·. \ .- '	..- .·.i · - .- "' '''... ·1·.-- -... ..-4 .-. ·		-	R$ 9.613·;138,81

OTHERS

1-- 'BEST FLAVORS	- - 1.628.709,70
REFRESCOS GUARARAPES LTDA	i.128.782,18
SIG	941.491,79
SAO MIGUEL	571.541,05
INDAIA	569.881,7
EBBA	422.214,72
ARBOR	359.157,31
VALLE VITA	343.396,17
FRUTEB	329.038,03
BEBIDAS FRUKI	278.995,30
POlY	245.803,94
ASPRO PLASTIC	222.819,74
J CRUZ	206.185,27

PSIU REFRIGERANTES SARANDI HUGO CINI SCHIN REFRIGERANTES DO TRIANGULO JBS SA CONVEN<;AO RIO MINERACAO POUSO ALTO REFR IGERANTES XUK CARGILL AGRICOLA DUCOCO ALIMENTOS REFRIGERANTES COROA AMBEV	183.290,24 167.717,49 165.085,10 153.372,01 151.21\2,89 138.071\,06 138.046,20 115.238,11 113.175,18 108.292,52 105.794,64 105.581,74 50.962,68
JR$ :8.943.889,72